TEACHERS INSURANCE AND ANNUITY ASSOCIATION
                      730 Third Avenue, New York, New York
                                   10017-3206
                             Telephone: 800-842-2733

             Endorsement to Your Teachers Personal Annuity Contract

                        Effective Date: November 14, 1994


         This endorsement changes your Teachers Personal Annuity Contract and becomes part of that Contract. You retain all rights provided under your original Contract. Please read this endorsement, and then attach it to your Contract.

         The purpose of this endorsement is to give you the option to accumulate funds in Investment Accounts of a TIAA separate account. One Investment Account, the Stock Index Account, is available as of the effective date of this endorsement. The Stock Index Account maintains a broadly diversified portfolio consisting primarily of common stocks selected to track the overall U.S. stock market. As of the effective date of this endorsement, the Stock Index Account's Separate Account Charge is 0.55% per year of the Account's net assets. This charge is guaranteed not to exceed 1.50% per year.

         As of the effective date of this endorsement, your Accumulation is renamed your Fixed Account Accumulation. Your Contract will now have two types of Accumulations, the Fixed Account Accumulation and Investment Account Accumulations. Your Contract Accumulation (the value of your Contract) will now equal the sum of your Fixed Account Accumulation and your Investment Account Accumulations. Unless otherwise specified in this endorsement, all references to Accumulation are hereby replaced with Contract Accumulation.

The first and third paragraph of the General Description on page one of your Contract are replaced by the following:

         The Income Benefit is paid to the Annuitant, unless you choose to receive all Income Benefit payments. When you are ready for the Income Benefit to begin, you choose the Income Option you want from among those described in your Contract.

         Accumulations in the Fixed Account are credited with a guaranteed interest rate, and may also be credited with Additional Interest. Accumulations in Investment Accounts are variable, are not guaranteed, and may increase or decrease depending on investment results.

         Income and Death Benefits are based on your Contract Accumulation and the Rate Schedule or Schedules under which Premiums are credited to your Contract.

         You may allocate any future Premiums to the Fixed Account and/or to Investment Accounts. Your future Premiums will be allocated to the Fixed Account, unless you change your Premium Allocation instructions, as described on page E4 of this endorsement.

         You may Transfer funds between the Fixed Account and the Investment Accounts and/or withdraw all or a part of your Contract Accumulation. Only one Lump-sum Benefit payment or Transfer from the Fixed Account may be made in any 180-day period.

         This endorsement follows the structure and organization of your original contract.
Specimen
Chairman and
Chief Executive Officer
[GRAPHIC OMITTED]
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1291.1A                 Table of Contents on Next Page                  Page E1
TIAA PA                                                                Ed. 9-94
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Endorsement to Your
Teachers Personal Annuity Contract
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                                TABLE OF CONTENTS
                                 for Endorsement

                                Page
PART A: TERMS USED IN YOUR
CONTRACT
   Accumulation                     E3
   Additional Interest              E3
   Death Benefit                    E3
   Rate Schedule                    E3
   Surrender Charge                 E3
   Fixed Account                    E4
   General Account                  E4
   Separate Account                 E4
   Investment Account               E4
   Transfer                         E4
   Business Day                     E4
   Valuation Day                    E4
PART B: CONTRACT AND PREMIUMS
   Allocation of Premiums           E4
Part B-2:  ACCUMULATIONS
   Contract Accumulation            E5
   Fixed Account Accumulation       E5
   Investment Account Accumulation  E5
   Accumulation Unit                E5
   Net Investment Factor            E5
   Number of Accumulation Units     E6
   Separate Account Charge          E6

                                   Page
PART C: INCOME BENEFITS
   Income Options E6
   Amount of the Income Benefit     E7
PART D: DEATH BENEFIT
   Transfer to the Fixed Account    E7
   Amount of the Death Benefit      E7
   Guaranteed Minimum Death Benefit E8
PART E: LUMP-SUM BENEFITS AND
        TRANSFERS
   Availability                     E8
   Lump-sum Benefits and Transfers
     from the Fixed Account         E8
   Effective Date                   E9
Part F: GENERAL PROVISIONS
   Reports                          E9
   Insulation of Separate Account   E9
   Investment Company Act of 1940   E9
   Change of Rate Schedule         E10
   Rate Schedule                   E11


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Page E2                                                                 1291.1A
Ed. 9-94                                                                TIAA PA

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                                                            Endorsement to Your
                                             Teachers Personal Annuity Contract
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                       PART A: TERMS USED IN YOUR CONTRACT

The term Accumulation in Section 1 of your Contract is renamed Fixed Account Accumulation and is further described in Part B-2 of this endorsement.

The term Additional Amounts in Section 2 is renamed Additional Interest.

Section 7 (Death Benefit) is replaced with:

The Death Benefit is the value of your Contract Accumulation, or if greater, the sum of all Premiums credited to this Contract less any Lump-sum Benefits paid (and less any Surrender Charges on Lump-sum Benefits or Transfers from the Fixed Account). It will be paid to the Death Benefit Payee under one of the Methods of Payment set forth in Part D of your Contract, if you or the Annuitant dies before the Annuity Starting Date.

For Premiums allocated to the Fixed Account (including your Accumulation as of the effective date of this endorsement), the guarantees in your Contract's original Rate Schedule remain in effect. Part F of this endorsement contains a restatement and expansion of the Rate Schedule. Section 13 (Rate Schedule) is replaced with:

The Rate Schedule or Schedules set forth:

    A) the guaranteed annuity purchase rates to be used in determining Income and Death Benefit payments made from the General Account; and
    B) any Surrender Charge to be assessed against Lump-sum Benefits or Transfers from your Fixed Account Accumulation.

         A Rate Schedule applies to Contract Accumulations arising from Premiums credited while the Rate Schedule is in effect. The minimum Income or Death Benefit, paid as an annuity, is equal to your Contract Accumulation multiplied by the guaranteed annuity purchase rate calculated on the basis specified in the Rate Schedule. After we have given you three months' written notice, and to the extent permitted by law, TIAA may change the Rate Schedule applicable to future Premiums as described in Part F of this endorsement. Any change in the Rate Schedule will not affect the amount of benefits arising from Premiums credited prior to the change.

Section 14 (Surrender Charge) is replaced with:

A Surrender Charge is a charge assessed against a Lump-sum Benefit payment from the Fixed Account or a Transfer from the Fixed Account. No Surrender Charge will be assessed against the part of your Fixed Account Accumulation arising from Premiums credited while your Contract's original Rate Schedule is in effect. If a Surrender Charge is included in a future Rate Schedule, it will apply only to the part of your Fixed Account Accumulation arising from Premiums paid while such Rate Schedule is in effect. No Surrender Charge will ever be assessed against an Investment Account Accumulation.

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1291.1A                                                                 Page E3
TIAA PA                                                                Ed. 9-94
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Endorsement to Your
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The following terms are added:

Fixed Account. All Premiums and Transfers credited to the Fixed Account become part of TIAA's General Account.

The General Account consists of all of TIAA's assets other than those in separate accounts.

Separate Account. All Premiums and Transfers credited to an Investment Account become part of the Separate Account. The Separate Account is designated as "VA-1" and was established by TIAA in accordance with New York law to provide benefits from this Contract and other similar contracts. The assets and liabilities of Separate Account VA-1 are segregated from the assets and liabilities of the General Account.

An Investment Account is a subaccount of the Separate Account. TIAA may add or delete Investment Accounts as described in Part F of this endorsement.

You may Transfer some or all of your Contract Accumulation between the Fixed Account and the available Investment Accounts. The provisions concerning Transfers, including restrictions, are set forth in Part E of this endorsement.

A Business Day is any day that the New York Stock Exchange is open for trading. A Business Day ends at 4:00 p.m. Eastern time, or when trading closes on the New York Stock Exchange, if earlier.

A Valuation Day is any day Business Day, as well as the last calendar day of each month. Valuation Days end as of the close of all U. S. national exchanges where securities or other investments of a TIAA Investment Account are principally traded. Valuation Days that aren't Business Days end at 4:00 p.m. Eastern time.



                          PART B: CONTRACT AND PREMIUMS

The following provision is added:

Allocation of Premiums. You allocate Premiums among the Fixed Account and the available Investment Accounts. Premiums allocated to the Fixed Account increase your Fixed Account Accumulation. Premiums allocated to an Investment Account purchase Accumulation Units in that Account. As of the effective date of this endorsement, your Premiums are allocated to the Fixed Account only. You may change this allocation at any time. Your Premiums are allocated according to the most recent valid instructions TIAA has received from you in a form acceptable to TIAA.


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Page E4                                                                 1291.1A
Ed. 9-94                                                                TIAA PA

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                                                            Endorsement to Your
                                             Teachers Personal Annuity Contract
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Part B-2 is added to your Contract:

                             PART B-2: ACCUMULATIONS

Section 1 (Accumulation) is replaced with the following two provisions:

Your Contract Accumulation is equal to the sum of your Fixed Account Accumulation and your Investment Account Accumulations. Your Fixed Account Accumulation is guaranteed by TIAA's General Account and will earn interest at a guaranteed effective annual rate of 3%. Investment Account Accumulations are not guaranteed, and you bear the investment risk of your Investment Account Accumulations.

Your Fixed Account Accumulation is equal to:

A) all Premiums allocated to your Fixed Account Accumulation; plus
B) all Transfers credited to your Fixed Account Accumulation; plus
C) interest credited to your Fixed Account Accumulation at a guaranteed effective annual rate of 3%; plus D)ab any Additional Interest in excess of the guaranteed 3% interest credited to your Fixed Account Accumulation; less
E) any Premium Taxes incurred by TIAA for your Fixed Account Accumulation; less
F) the amount of any Lump-sum Benefits paid or Transfers from your Fixed Account Accumulation; less G)ab any Surrender Charge assessed for Lump-sum Benefits or Transfers from your Fixed Account Accumulation.

The following provisions are added:

An Investment Account Accumulation (the value of your share of an Investment Account) is equal to the number of your Accumulation Units multiplied by the value of one Accumulation Unit in that Investment Account.

Accumulation Unit. Each Investment Account maintains a separate Accumulation Unit. The value of each Investment Account's Accumulation Unit is calculated at the close of each Valuation Day. The value of an Investment Account's Accumulation Unit is equal to the previous day's value multiplied by the Account's Net Investment Factor.

The Net Investment Factor for an Investment Account equals (A) divided by (B), as follows:

  (A) equals the value of the Investment Account's net assets at the end of the day, excluding the net effect of transactions (i.e., Premiums received, benefits paid, and Transfers to and from the Account) made during that day. This amount is equal to the net assets at the end of the prior day (including the net effect of transactions made during the prior day) increased/decreased by realized and unrealized capital gains/losses, dividends and investment income, and decreased by expense and risk charges.

  (B) is the value of the Investment Account's net assets at the end of the prior day (including the net effect of transactions made during the prior day).

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1291.1A                                                                 Page E5
TIAA PA                                                                Ed. 9-94
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Endorsement to Your
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Number of Accumulation Units.  The number of your Accumulation Units in an
Investment Account will be increased by:

       A) any Premiums allocated to that Investment Account; and
       B) any Transfers to that Investment Account;

and will be decreased by:

       C) any Premium Taxes incurred by TIAA for your Investment Account Accumulation;
       D) any Lump-sum Benefits paid from that Investment Account; and
       E) any Transfers from that Investment Account to the Fixed Account or another Investment Account.

          The increase or decrease in the number of your Accumulation Units on any Valuation Day is equal to the net dollar value of all transactions divided by the value of the Investment Account's Accumulation Unit as of the end of the Valuation Day.

Separate Account Charge. Each Investment Account has a Separate Account Charge for mortality and expense risk, administration, and investment advisory services. After three months' written notice to you, TIAA, at its discretion, may increase or decrease any Investment Account's Separate Account Charge. The Separate Account Charge for any Investment Account is guaranteed not to exceed 1.5% per year of net assets. The Separate Account Charge as of the effective date of this endorsement is shown on page 1.


                             PART C: INCOME BENEFIT

The following sentence is added to Section 21 (Income Options):

Your Contract Accumulation can be used to provide an Income Benefit payable from and guaranteed by TIAA's General Account. No Income Benefit is available from the Separate Account.

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Page E6                                                                 1291.1A
Ed. 9-94                                                                TIAA PA

                                                            Endorsement to Your
                                             Teachers Personal Annuity Contract
-------------------------------------------------------------------------------

Section 23 (The Amount of the Income Benefit) is replaced with:

The Amount of the Income Benefit as of the Annuity Starting Date will be determined by:

      A) the amount of your Contract Accumulation;
      B) the Rate Schedule or Schedules under which Premiums were credited to your Contract and the Rate Schedule or Schedules under which any Additional Interest was credited to your Fixed Account Accumulation;
      C) the Income Option you choose;
      D) the Annuitant's age, if you choose an Income Option that pays a lifetime income; and E)ab the Second Annuitant's age, if you choose one of the Survivor Annuity Options.

        If the Income Benefit would be less than $100 a month, TIAA will have the right to change to quarterly, semi-annual or annual payments, whichever will result in payments of $100 or more and the shortest interval between payments.


                              PART D: DEATH BENEFIT

The following provision is added:

Transfer to the Fixed Account. All amounts held in Investment Accounts will be Transferred to the Fixed Account as of the date we receive due proof of the death. If your spouse is the Death Benefit Payee and elects to become the Owner at the time due proof of your death is provided, no such Transfer will be made.

Section 26 (Amount of the Death Benefit) is replaced with:

The Amount of the Death Benefit will be determined as of the date we receive due proof of the death of you or the Annuitant by:


      A) the amount of your Contract Accumulation, or if greater, the sum of all Premiums credited to your Contract less any Lump-sum Benefits paid and less any Surrender Charges on Lump-sum Benefits or Transfers from the Fixed Account;
      B) the Rate Schedule or Schedules under which Premiums were credited to your Contract and the Rate Schedule or Schedules under which any Additional Interest was credited to your Fixed Account
         Accumulation;
      C) the Method of Payment chosen for the Death Benefit; and
      D) if the Method chosen pays a lifetime income, the age of the Death Benefit Payee.
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1291.1A                                                                 Page E7
TIAA PA                                                                Ed. 9-94
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Endorsement to Your
Teachers Personal Annuity Contract
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The following provision is added:

Guaranteed Minimum Death Benefit. The Death Benefit will be the greater of (i) your Contract Accumulation or (ii) the sum of all Premiums credited less any Lump-sum Benefits paid and less any Surrender Charges on Lump-sum Benefits or Transfers from the Fixed Account. As of the date TIAA receives due proof of death of you or the Annuitant, your Fixed Account Accumulation will be increased by the amount, if any, by which the sum of all Premiums credited to your Contract (less any Lump-sum Benefits paid and less any Surrender Charges on Lump-sum Benefits or Transfers from the Fixed Account) exceeds your Contract Accumulation.


The title of Part E is changed as follows:

                     PART E: LUMP-SUM BENEFITS AND TRANSFERS

Section 31 (Availability of Lump-sum Benefit) is replaced with:

Availability. You may choose a Lump-sum Benefit or Transfer from an Account before the Annuity Starting Date. Lump-sum Benefits or Transfers from an Account's Accumulation must be at least $1,000 or for the entire Account Accumulation. Only one Lump-sum Benefit or Transfer from the Fixed Account may be made in any 180-day period. After we have given you three months' written notice, we may limit Transfers from each Investment Account to no more than one Transfer in any 90-day period.

         TIAA may limit to $300,000 the combined Premiums and Transfers credited to your Fixed Account Accumulation in any twelve-month period.

         Any request to receive a Lump-sum Benefit must be made by written notice to TIAA as explained in Section 39 of your Contract. If your entire Contract Accumulation is withdrawn, all obligations of TIAA to you under the Contract are fulfilled. Any request to Transfer Accumulations must be in a form acceptable to TIAA.

Section 32 (Payment of the Lump-sum Benefit) is replaced with the following two provisions:

Lump-sum Benefits and Transfers from the Fixed Account. Any part of your Fixed Account Accumulation paid as a Lump-sum Benefit or Transferred to an Investment Account will be reduced by the Surrender Charge (if any) specified in the applicable Rate Schedule or Schedules. When different Rate Schedules apply to different parts of your Fixed Account Accumulation, the parts accumulated under the earliest applicable Rate Schedules will be reduced first.

         No Surrender Charge will be assessed against any Lump-sum Benefit paid or Transfer from your Fixed Account Accumulation arising from Premiums credited while your Contract's original Rate Schedule is in effect. TIAA may include a Surrender Charge in a future Rate Schedule, as described in Part F of this endorsement. If a Surrender Charge is included in a future Rate Schedule, it will apply only to the part of your Fixed Account Accumulation that arose from Premiums paid under that Rate Schedule.

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Page E8                                                                 1291.1A
Ed. 9-94                                                                TIAA PA
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                                                            Endorsement to Your
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-------------------------------------------------------------------------------

Effective Date. A Lump-sum Benefit payment or Transfer will be effective, and all values determined as of the Business Day we receive your request, unless you choose to defer the effective date to a future day acceptable to TIAA.

         TIAA is required by law to reserve the right to defer payment of a Lump-sum Benefit from the Fixed Account for up to six months. Also, TIAA reserves the right to delay a Transfer from the Fixed Account for up to six months. If we defer payment of a Lump-sum Benefit or a Transfer from the Fixed Account for ten or more working days, we will credit interest at the total rate then applicable to the "Interest Payments" Method of paying Death Benefits, but not less than 3%. If at any time applicable state law requires a higher rate of interest, such rate will be credited. Payment of a Lump-sum Benefit or a Transfer from an Investment Account may be delayed to the extent permitted or required under the Federal Investment Company Act of 1940, or any other applicable federal or state law.


                           PART F: GENERAL PROVISIONS

Section 33 (Report of Accumulation) is replaced with:

Reports. At least once each year until the Annuity Starting Date, we will mail you a report for the calendar year just ended. It will provide a statement of the investments held in the Separate Account, and it will show the value of your Contract Accumulation, the Death Benefit, your Fixed Account Accumulation, and for each Investment Account Accumulation, the value of your Accumulation, the number of your Accumulation Units, and the value of one Accumulation Unit.

The following provisions are added:

Insulation of Separate Account. TIAA owns the assets in Separate Account VA-1. To the extent permitted by law, the assets of the Separate Account will not be charged with liabilities arising out of any other business TIAA may conduct. All income, gains and losses, whether or not realized, of an Investment Account of the Separate Account will be credited to or charged against only that Investment Account without regard to TIAA's other income, gains or losses.

Addition or Deletion of an Investment Account. TIAA may, as permitted by applicable law, add or delete Investment Accounts within the Separate Account. If you have Accumulation Units in an Investment Account that is deleted, you must Transfer them to another Investment Account or to the Fixed Account.

Investment Company Act of 1940. The Separate Account is operated as a registered management investment company under the Investment Company Act of 1940. TIAA may operate the Separate Account as a unit-investment trust, or any other form permitted under the Act. Also, TIAA may deregister the Separate Account under the Act, subject to compliance with applicable law.


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1291.1A                                                                 Page E9
TIAA PA                                                                Ed. 9-94

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Endorsement to Your
Teachers Personal Annuity Contract
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Section 46 (Change of Rate Schedule) is replaced with:

Change of Rate Schedule. We may, from time to time, substitute a new Rate Schedule for the one currently in effect. A change in the Rate Schedule will be made only after we have given you three months' written notice of the change. Any change in the Surrender Charge will comply with the applicable state nonforfeiture law, if any.

         A new Rate Schedule will apply only to benefits arising from any Premiums credited while such Rate Schedule is in effect. Any change in the Rate Schedule will not affect the amount of benefits arising from Premiums credited prior to the change. Any new Rate Schedule will specify:
   A) the guaranteed annuity purchase rates used for determining Income and Death Benefit payments made from the General Account; and
   B) the Surrender Charge, if any, on Lump-sum Benefits and Transfers from your Fixed Account Accumulation.



Premiums allocated to and Transfers to the Fixed Account (including your Accumulation as of the effective date of this endorsement) continue to receive the same guarantees specified by the Rate Schedule in your original Contract.

The deduction for expenses and contingencies has been eliminated. No charge for expenses and contingencies will be assessed under this Contract.

The guarantee that 3% interest will be credited to your Fixed Account Accumulation until you begin receiving Income Benefits or until you or the Annuitant dies no longer appears in the Rate Schedule. This guarantee is included in the definition of the Fixed Account Accumulation in Part B of this endorsement.

The Rate Schedule has been modified to include a table illustrating guaranteed minimum Income and Death Benefits based on $10,000 of your Contract Accumulation at the time payment of the benefit begins. Premiums allocated to the Fixed Account receive the same Income Benefit guarantees as under your original Contract.


Section 47 (Rate Schedule) is replaced with the following two pages:


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Page E10                                                                 1291.1A
Ed. 9-94                                                                TIAA PA

                                                            Endorsement to Your
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Rate Schedule. All Income and Death Benefits are payable from TIAA's General
Account. TIAA may pay Income or Death Benefits that are higher than the benefit amounts guaranteed by this Rate Schedule. Once Income or Death Benefit payments have begun, TIAA does not expect to modify the benefit payments.

The guaranteed annuity purchase rates applicable to the portion of your Contract Accumulation arising from all Premiums credited under this Rate Schedule (whether allocated to the Fixed Account or an Investment Account) and any Additional Interest credited to the Fixed Account under this Rate Schedule will be computed on this basis:

    (1) a deduction for any Premium Taxes incurred by TIAA for your Contract when ann uity payments commence; (2) interest at an effective annual rate of 2.5%; and
    (3  mortality according to the 1983 Table a-D (TIAA Merged Gender Mod C).

======================================================================================================================
    Guaranteed Annual Amount of Single Life Annuity with 10-Year Guaranteed Period Provided by $10,000 from your
                                                Contract Accumulation (after any
                              applicable Premium Taxes have been deducted).
                               One-twelfth of the amount shown is payable each
month.
======================================================================================================================
     Age When           Annual Amount        Age When         Annual Amount        Age When         Annual Amount
     Payments            of Monthly          Payments          of Monthly          Payments          of Monthly
      Begin           Benefit Payments         Begin        Benefit Payments         Begin        Benefit Payments
======================================================================================================================
        40                 347.66               57               430.30               74               611.75
        41                 351.03               58               437.32               75               628.00
        42                 354.55               59               444.66               76               645.01
        43                 358.22               60               452.35               77               662.79
        44                 362.05               61               460.40               78               681.32
        45                 366.04               62               468.84               79               700.62
        46                 370.22               63               477.70               80               720.65
        47                 374.58               64               487.00               81               741.38
        48                 379.13               65               496.79               82               762.74
        49                 383.89               66               507.09               83               784.65
        50                 388.85               67               517.93               84               807.00
        51                 394.04               68               529.36               85               829.66
        52                 399.45               69               541.39               86               852.47
        53                 405.10               70               554.07               87               875.25
        54                 411.00               71               567.43               88               897.82
        55                 417.16               72               581.48               89               919.95
        56                 423.59               73               596.25               90               941.45
======================================================================================================================
"Age When Payments Begin" means that the Annuitant has reached the age shown, but has not passed that birthday by as much as one month. All ages used in computing benefits are calculated in completed years and months. Guaranteed payments provided at ages other than those shown and under other annuity forms are computed on the basis stated in this
Rate Schedule. For a Contract Accumulation other than $10,000, payments will be proportionate.
======================================================================================================================

         If a larger payment would result from the interest rate and mortality table TIAA uses for computing the amount of any nonqualified individual single premium immediate annuity being offered when the payments start, that mortality and interest basis will be used.

         No Surrender Charge will be assessed against Lump-sum Benefit payments or Transfers from the part of your Fixed Account Accumulation arising from Premiums credited while this Rate Schedule is in effect.

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1291.1A                                                                Page E11
TIAA PA                                                                Ed. 9-94

Endorsement to Your
Teachers Personal Annuity Contract
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The table shown below is a restatement of the table in your original Contract's
Rate Schedule.

The table corrects two typographical errors in your Contract's Rate Schedule:
The "Annuity Beginning at" columns headings have been corrected to refer to ages 65, 70, and 75; and the rate for $100 credited at age 51 for an annuity beginning at age 75 has been corrected. The errors in your original Contract's Rate Schedule understated your benefit guarantees.

===================================================================================================================================
                           Guaranteed Income Benefit Provided by a Premium Allocated to the Fixed Account
                          Guaranteed Annual Amount of Single Life Annuity with a 10-year Guaranteed Period
                              Provided by $100 (net of any reduction for any
                                       applicable Premium Taxes) One-twelfth of
                                       the amount shown is payable each month
===================================================================================================================================
    Age                                            Age                                         Age
  Attained                                      Attained                                    Attained
    When            Annuity Beginning at          When            Annuity Beginning at        When         Annuity Beginning at
  $100 is         Age 65    Age 70   Age 75      $100 is         Age 65   Age 70   Age 75     $100 is       Age 65  Age 70   Age 75
  credited                                      credited                                    credited
===================================================================================================================================
     35          $12.06      $15.59     $20.49     52          $7.29      $9.43     $12.39     69                 $5.71     $7.50
     36           11.70       15.13      19.89     53           7.08       9.15      12.03     70                  5.54      7.28
     37           11.36       14.69      19.30     54           6.88       8.89      11.68     71                            7.07
     38           11.03       14.27      18.75     55           6.67       8.63      11.34     72                            6.86
     39           10.71       13.85      18.20     56           6.48       8.38      11.01     73                            6.66
     40           10.40       13.45      17.67     57           6.29       8.13      10.69     74                            6.47
     41           10.09       13.05      17.15     58           6.11       7.90      10.37     75                            6.28
     42            9.80       12.67      16.65     59           5.93       7.67      10.07
     43            9.52       12.31      16.17     60           5.76       7.44       9.78
     44            9.24       11.95      15.70     61           5.59       7.23       9.50
     45            8.97       11.60      15.24     62           5.43       7.01       9.22
     46            8.71       11.26      14.80     63           5.27       6.81       8.95
     47            8.46       10.93      14.36     64           5.12       6.62       8.69
     48            8.21       10.62      13.95     65           4.97       6.42       8.43
     49            7.97       10.31      13.54     66                      6.23       8.19
     50            7.74       10.01      13.14     67                      6.05       7.95
     51            7.51        9.71      12.76     68                      5.87       7.72

====================================================================================================================================
"Age  Attained"  means that the Annuitant  has reached the age shown but has not passed that  birthday by as much as one month.  All ages used in computing  benefits are  calculated in completed  years and months.  Monthly  payments for ages other than those shown, and under other income methods, are computed on the basis stated in the applicable Rate Schedule at the time the Premium is credited. For amounts other than $100, payments will be proportionate.
====================================================================================================================================


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Ed. 9-94                                                                TIAA PA